UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 6, 2008
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On March 6, 2008, Avanir Pharmaceuticals (the “Company”) and Xenerex Biosciences Inc. (“Xenerex”), the Company’s wholly-owned subsidiary, entered into an Asset Purchase and License Agreement (the “Agreement”) with Emergent BioSolutions Inc. and its wholly-owned subsidiary, Emergent Product Development Gaithersburg Inc. (“Emergent”), pursuant to which Xenerex sold its portfolio of human monoclonal anthrax antibodies, including its lead candidate AVP-21D9, to Emergent. Additionally, Emergent was granted a limited exclusive license to use Xenerex’s proprietary Xenerex Technology platform to develop future human monoclonal antibodies targeted against Bacillus anthracis. Under the terms of the Agreement, Xenerex has the potential to receive up to $1.75 million in upfront and milestone payments, as well as royalties on annual net sales if the product is commercialized. Emergent BioSolutions Inc. is a party to the Agreement solely to assure payment of all of Emergent’s financial obligations under the Agreement.
     The foregoing description of the Agreement is a summary of the material terms of such agreement, does not purport to be completed and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2008.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 12, 2008	Avanir Pharmaceuticals
	By:	/s/ Keith Katkin
Keith A. Katkin
President and Chief Executive Officer